Exhibit 1.1

June 7, 2024

MGO Global Inc.

1515 SE 17th Street, Suite 121/#460236,

Ft. Lauderdale, FL 33346

Attention: Maximiliano Ojeda and Dana Perez

Re: Amendment No. 1 to Equity Distribution Agreement

Dear Mr. Ojeda and Ms. Perez:

Reference is made to the Equity Distribution Agreement, dated as of February 6, 2024 (the “EDA”), between MGO Global Inc (the “Company”) and Maxim Group LLC (“Maxim”). This Amendment No. 1 to the EDA (this “Amendment”) constitutes an agreement between the Company and Maxim to amend the EDA as set forth herein. Defined terms that are used but not defined herein shall have the meanings ascribed to such terms in the EDA.

1. The defined term “Agreement” in the EDA is hereby amended to mean the EDA as amended by this Amendment.

2. The defined term “Offering Size” in the EDA is hereby amended to mean the Shares having an aggregate offering price of up to $3,389,384.

3. All instances of “$1,650,000” in the EDA are hereby replaced in all instances with “$3,389,384”.

4. Except as expressly set forth herein, all of the terms and conditions of the EDA shall continue in full force and effect after the execution of this Amendment and shall not be in any way be changed, modified or superseded by the terms set forth herein.

5. This Amendment may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by the Company and Maxim, please sign in the space provided below, whereupon this Amendment shall constitute a binding amendment to the EDA as of the date indicated above.

Very truly yours,

MAXIM GROUP LLC

By:
Name:
Title:

Accepted and Agreed:

MGO GLOBAL Inc.

By:
Name:	Maximiliano Ojeda
Title:	Chief Executive Officer

[signature page to MGO Amendment to EDA]

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